Federal Signal Q4 2013 Earnings Call March 5, 2014 Dennis Martin, President & CEO Brian Cooper, SVP, Chief Financial Officer Jennifer Sherman, SVP, Chief Administrative Officer & General Counsel

Q4 Highlights * • Orders of $238 M, up 14%; backlog of $306 M • Net sales of $220 M, up 1% • Gross profit of $56 M, up 13% • Operating income of $21.5 M, up 65% • Operating margin of 9.8%, up from 6.0% • Interest expense of $1.1 M, down from $5.7 M • Adjusted EPS of $0.34, up 278% from $0.09 2 * Comparisons versus Q4 of 2012

Income from Continuing Operations 3 $ millions, except % Q4 2013 Q4 2012 Change % Chg Net sales 219.6 217.7 1.9 1% Gross profit 56.0 49.7 6.3 13% SEG&A expenses 33.2 36.1 (2.9) -8% Restructuring 1.3 0.6 0.7 117% Operating income 21.5 13.0 8.5 65% Interest expense 1.1 5.7 (4.6) -81% Other expense, net 0.2 0.4 (0.2) Income tax benefit (expense) 6.5 (2.0) 8.5 Income from continuing operations 26.7 4.9 21.8 445%

4 Group and Corporate Results $ millions, except % Q4 2013 Q4 2012 % Chg ESG Orders 150.3 124.0 21% Sales 120.9 106.2 14% Operating income 17.6 8.2 115% Operating margin 14.6% 7.7% SSG Orders 57.1 59.8 -5% Sales 66.0 67.1 -2% Operating income 10.0 9.2 9% Operating margin 15.2% 13.7% FRG Orders 30.4 24.2 26% Sales 32.7 44.4 -26% Operating income 1.6 4.5 -64% Operating margin 4.9% 10.1% Corporate expenses 7.7 8.9 -13% Consolidated Orders 237.8 208.0 14% Sales 219.6 217.7 1% Operating income 21.5 13.0 65% Operating margin 9.8% 6.0%

Earnings per Share 5 Diluted Earnings per Share from Continuing Operations Q4 2013 Q4 2012 As reported 0.42$ 0.08$ Add/(Less): Restructuring Charges, net of tax 0.02 0.01 Special tax items 0.01 ‒‒ Tax planning benefits (0.11) ‒‒ Adjusted 0.34$ 0.09$

• Net cash provided by continuing operations – $43.0 M during Q4, up from $30.4 M last year – $80.3 M YTD • 12/31/13 debt was $92 M – Down $66 M since 12/31/12 • Debt to adjusted EBITDA declined to 1.1x – Compared to 1.7x on 9/30/13 and 2.4x a year ago • Average interest rate during the quarter was ~ 3.0% – Compared to ~ 11.5% in the fourth quarter of 2012 6 Balance Sheet and Cash Flow

7 Normalized Earnings per Share in Millions Diluted EPS Income from continuing operations 160.2$ 2.53$ Less: Income tax benefit 107.2 1.70$ Income before income taxes 53.0 0.84$ Add: Restructuring charges 0.7 0.01$ Debt settlement charges 8.7 0.14$ Adjusted income before income taxes 62.4 0.99$ Tax expense (at 32%) (20.1) (0.32)$ Normalized net income from continuing operations 42.3$ 0.67$ Twelve Months Ended December 31, 2013 For comparison to 2014 results and estimates:

Environmental Solutions Group 8

Safety and Security Systems Group 9

Fire Rescue Group 10

Corporate Initiatives and Goals 11 How Do We Deliver Long-Term Sustainable Growth? Initiative Goal 1 Disciplined Growth: - Organic Initiatives - Targeted Acquisitions • • Consistent high single digit operating income and EPS growth Sequential improvement in the share of revenue from new markets and products 2 Leverage our Invested Capital • Sequential year over year improvement on return of invested capital • Revenue Mix: - 60% Industrial - 40% Municipal Revenue • Operating Margin Targets: - FSC (Consolidated) - 10% - ESG - 11-13% - SSG - 14-16% - FRG - 10-12% Diversification of our Customer Base Improve Manufacturing Efficiencies/Optimize Costs 3 4

Outlook 12 2013 2014 Normalized EPS of $0.67 EPS target of at least $0.79 • Adjusted for: • Improvement of 18% or more - 32% tax rate • Upside based on market conditions - restructuring charges - debt settlement charges

Federal Signal Q4 2013 Earnings Call March 5, 2014 Q&A Dennis Martin, President & CEO Brian Cooper, SVP, Chief Financial Officer Jennifer Sherman, SVP, Chief Administrative Officer & General Counsel